(As filed September 27, 1999)

                                                            File No. 70-9513
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No 1.
                                       on
                                   FORM U-1/A
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                           ALLIANT ENERGY CORPORATION
                           222 West Washington Avenue
                            Madison, Wisconsin 53703

                               IES UTILITIES INC.
                                  Alliant Tower
                            Cedar Rapids, Iowa 52401
                  --------------------------------------------
                    (Names of companies filing this statement
                  and addresses of principal executive offices)

                           ALLIANT ENERGY CORPORATION
                  --------------------------------------------
                 (Name of top registered holding company parent)

                              Erroll B. Davis, Jr.
                                  President and
                             Chief Executive Officer
                           Alliant Energy Corporation
                           222 West Washington Avenue
                            Madison, Wisconsin 53703
                    -----------------------------------------
                     (Name and address of agent for service)

     The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

 Barbara J. Swan, General Counsel          William T. Baker, Jr., Esq.
    Alliant Energy Corporation              Thelen Reid & Priest LLP
    222 West Washington Avenue                 40 West 57th Street
     Madison, Wisconsin 53703               New York, New York 10019

          The Application-Declaration heretofore filed in this proceeding on June 1, 1999, is hereby amended in the following respects:

          1. Item 2 - Fees Commissions and Expenses, is amended to read as
                      -----------------------------
follows:

          The fees, commissions and expenses incurred or to be incurred in connection with the proposed transaction are estimated at not more than $10,000.


          2. Item 6 - Exhibits and Financial Statements, is supplemented by
                      ---------------------------------
filing of the following exhibits:

          A-1   Articles of Organization of Nuclear Management Company, LLC.

          F     Opinion of counsel.

                                   SIGNATURES

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this amended Application or Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

                                           ALLIANT ENERGY CORPORATION

                                           By:   /s/ Erroll B. Davis, Jr.
                                                -----------------------------
                                           Name:    Erroll B. Davis, Jr.
                                           Title:   Chief Executive Officer

                                           IES UTILITIES, INC.

                                           By:   /s/ Erroll B. Davis, Jr.
                                                -----------------------------
                                           Name:    Erroll B. Davis, Jr.
                                           Title:   Chief Executive Officer

Date:  September 27, 1999

                                  EXHIBIT INDEX
                                  -------------


           Exhibit      Description
           -------      -----------

            A-1         Articles of Organization of Nuclear Management
                        Company, LLC.

            F           Opinion of counsel.